Exhibit 10.1
MEMBERSHIP INTEREST PURCHASE AGREEMENT
BY AND AMONG
RURAL HOSPITAL ACQUISITION, LLC,
AS THE BUYER
AND
CAROL SCHUSTER,
AS THE SELLER
AND
TRI-ISTHMUS GROUP, INC
SURGICAL CENTER ACQUISITION HOLDING, INC
RHA TISHOMINGO, LLC
RHA STROUD, LLC
RHA ANADARKO, LLC
MICHAEL SCHUSTER
AS THE ADDITIONAL PARTIES

MEMBERSHIP INTEREST PURCHASE AGREEMENT

- i -

Exhibits:

Exhibit A	Note
Exhibit B	Guaranty
Exhibit C	Assignment of Membership Interest

- ii -

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement (this “Agreement”) is made and entered into as of December 11, 2008 (the “Closing Date”), by and between Rural Hospital Acquisition, LLC., an Oklahoma Limited Liability Company (“Buyer”), and Carol Schuster, an individual residing in Oklahoma (“Seller”). Tri-Isthmus Group, Inc., a Delaware Corporation (“TIGroup”) Surgical Center Acquisition Holdings, Inc., a Nevada Corporation, (“SCAH”) and RHA Tishomingo, an Oklahoma Limited Liability Company, (“RHA Tishomingo”), RHA Stroud, an Oklahoma Limited Liability Company, (“RHA Stroud”), and RHA Anadarko, an Oklahoma Limited Liability Company, (“RHA Anadarko”) and Mike Schuster all join this Agreement for the limited purposes set forth herein. RHA Tishomingo, RHA Stroud, and RHA Anadarko are sometimes referred to as the “Hospitals”. Buyer, TIGroup, SCAH, Hospitals, and Seller, are each individually referred to herein from time to time as a “Party,” and collectively as the “Parties.”
RECITALS
WHEREAS, Seller owns 49% of the total issued and outstanding voting membership units of Buyer (the “Units”).
WHEREAS, Buyer wishes to purchase all of Units of Buyer owned by Seller.
WHEREAS, Upon completion of the transfer of the Units from Buyer to Seller, SCAH will become the sole member of Buyer, which is the sole member of the Hospitals. As such, SCAH is benefiting from the terms of this Agreement and executes this Agreement for the purposes set forth in Section 4.
WHEREAS, TIGroup is the sole shareholder of SCAH and will benefit from the terms of this Agreement. Upon completion of the transaction, TIGroup will have an indirect ownership interest in those entities wholly-owned by SCAH. As such, TIGroup is guarantying all of the payments and the promissory note described in Section 1.2 and also executes this agreement for the purposes set forth in Section 4.
WHEREAS, Michael Schuster will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement, and the Buyer has required that Michael Schuster enter into this Agreement as a condition to the Buyer’s execution hereof. As such, Michael Schuster is benefiting from the terms of this Agreement and executes this Agreement for the purposes set forth in Section 4.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
ARTICLE I
PURCHASE, SALE AND TRANSFER OF UNITS
1.1 Purchase, Sale and Transfer of the Schuster Units.
Pursuant to the terms and subject to the conditions set forth herein, Seller will sell 490,000 Units to Buyer, which constitute all of the Units owned by Seller (the “Schuster Units”), for the consideration set forth in Section 1.2.
1.2 Consideration.
As consideration in full for the sale and purchase of the Schuster Units, Buyer shall pay to Seller the sum of One Million Eight Hundred Thousand Dollars ($1,800,000.00) as follows:
(a) Cash in the amount of Three Hundred Thousand Dollars ($300,000.00) payable in six (6) equal monthly installments of Fifty Thousand Dollars ($50,000) each, with the first installment due on the Closing Date and subsequent installments due on the first day of each of the next five (5) calendar months (the “Monthly Cash Payments”). TIGroup absolutely and unconditionally guarantees the due and punctual payment of all amounts owed by Buyer to Seller under this section. In the event that Buyer fails to make a Monthly Cash Payment within fifteen (15) business days of its respective due date, TIGroup shall be obligated to pay Seller the full amount of the unpaid Monthly Cash Payment plus a default rate of interest at a rate of 12% per annum. In addition to the remedy set forth above, in the event of a failure of Buyer to timely pay Seller on any Monthly Cash Payment prior to the expiration of the fifteen (15) business day grace period set forth in the preceding sentence, Seller can accelerate all Monthly Cash Payments to cause them to be immediately due and payable by both Buyer and/or TIGroup without further notice or demand. Both Buyer and TIGroup shall pay Seller’s reasonable attorney fees relating to any action to collect payment from Buyer or TIGroup under this section.
(b) A promissory note in the original principal amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) substantially in the form attached hereto as Exhibit A (the “Note”). RHA’s payments under the Note will be guaranteed by TIGroup pursuant to a guaranty substantially in the form attached hereto as Exhibit B. In the event that TIGroup receives aggregate net proceeds in excess of $8,000,000 from [certain securities offerings] [*], the payments under the Note will be accelerated and the principal amount still owing, together with accrued but unpaid interest will become due and payable on the thirtieth (30th) day following the date on which the aggregate net proceeds received by TIGroup [*] exceed $8,000,000.
1.3 Closing. The consummation of the sale and purchase of the Schuster Units (the “Closing”) shall take place at the offices of Day, Edwards, Propester & Christensen, P.C., 2900 Oklahoma Tower, 210 Park Avenue, Oklahoma City, Oklahoma 73102, or via Federal Express and facsimile, as agreed by the Buyer and Sellers, at 2 p.m. local time on the Closing Date, provided that all of the deliveries in Section 1.4 have been made or waived by the parties to whom such delivery is required.

1.4 Closing Deliveries. At the Closing:
(a) Seller will transfer the Schuster Units to Buyer, and deliver to Buyer certificates or other documentation representing the Schuster Units and any other documents that are necessary to transfer to Buyer good title to the Schuster Units, including, without limitation, an Assignment of Membership Interest substantially in the form of Exhibit C attached hereto (the “Assignment of Membership Interest”);
(b) Seller shall deliver the resignations of Seller and Michael Schuster from any and all officer and manager positions occupied by either of them at Buyer and its Affiliates effective as of the Closing Date;
(c) Buyer will pay the first Monthly Cash Payment to Seller by wire transfer or delivery of other immediately available funds;
(d) Buyer will deliver the Note to Seller;
(e) Buyer shall deliver a document that reflects the transfer of Mike Schuster’s employment contract from RHA to TIGroup or one of its Affiliates; and
(f) TIGroup shall deliver the guaranty to Seller of the Note and a corporate resolution evidencing that TIGroup has the power and authority to enter into all agreements contemplated herein.
1.5 Further Assurances. At or after the Closing, and without further consideration, the Seller will execute and deliver to Buyer, such further instruments of conveyance and transfer as Buyer may reasonably request in order more effectively to convey and transfer the Schuster Units to Buyer. The Parties agree to cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement before and after the Closing, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER
As a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Seller, represents and warrants to the Buyer that the statements contained in this Article II are true and correct as of the Closing Date to the best of her knowledge, except as set forth on Seller’s Disclosure Schedule attached to this Agreement and corresponding in number with the applicable section of this Agreement, and shall survive the Closing and continue in full force and until the fourth anniversary of the Closing Date.
2.1 Authority. Seller, has all requisite power, authority and capacity, corporate, individual or otherwise, to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by Seller in connection with or pursuant to this Agreement (collectively, the “Seller Documents”). The execution, delivery and performance by the Seller of each Seller Document to which Seller is a party has been duly authorized by all necessary action, corporate or otherwise, on the part of the applicable Person. This Agreement and the Seller Documents have been duly executed and delivered by Seller. This Agreement and each of the other Seller Documents are the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
2.2 Title to Schuster Units. Seller owns of record and beneficially the Schuster Units, free and clear of any obligation, lien, claim, pledge, security interest, liability, charge, contingency or other encumbrance or claim of any nature other than what is on the unit certificate representing the Schuster Units or in Buyer’s operating agreement (a “Lien”). Upon sale of the Schuster Units and delivery of certificates or other documentation evidencing such Units (or other transfer documents included in the Seller Documents) therefor to the Buyer hereunder, Buyer will acquire the entire legal and beneficial interests in the Schuster Units, free and clear of any Lien and subject to no legal or equitable restrictions of any kind, except as provided in the Amended and Restated Operating Agreement of Buyer.
2.3 No Violation. Neither the execution or delivery of the Seller Documents nor the consummation of the transactions contemplated thereby, including without limitation the issuance or sale of the Purchased Units to the Buyer, will, to the Knowledge of Seller, conflict with or result in the breach of any term or provision of, require any consent, approval, ratification, waiver, notification, license, permit, order or other authorization (including any Governmental Authorization (as defined in Section 2.4)) (collectively, “Consents”) or violate or constitute a default under (or an event that with notice or the lapse of time or both would constitute a breach or default), any third party the right to terminate or accelerate any obligation under, any charter provision, bylaw, provision of the Amended and Restated Operating Agreement, Amended and Articles of Organization, material contract, license or Law to which Seller is a party or by which any assets of Buyer is in any way bound or obligated.

2.4 Governmental Authorizations. To the knowledge of Seller, no Consent, franchise, grant, identification or registration number, easement, variance, exemption or certificate issued, granted, given or otherwise made available by or under the authority of, or registration, qualification, designation, declaration or filing with, any nation, state, county, city, town, village, district or other jurisdiction of any nature; federal, state, local, municipal, foreign or other government; governmental or quasi-governmental agency, authority, commission, board or other body of any nature (including any governmental branch, department, official or entity and any court or other tribunal); multi-national organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature (collectively, each a “Governmental Entity”), or required pursuant to any applicable Laws (collectively, each a “Governmental Authorization”), is required on the part of the Seller in connection with the sale and purchase of the Schuster Units or any of the other transactions contemplated by this Agreement, except for Governmental Authorizations required to be obtained from state and federal Governmental Entities in connection with Buyer’s acquisition of the Schuster Units, including, without limitation, the Oklahoma Department of Health and the Centers for Medicare & Medicaid Services (“CMS”).
2.5 Full Disclosure. No representation or warranty of the Seller contained in this Agreement, and nothing set forth herein or in the exhibits attached hereto, or in any document furnished or to be furnished to the Buyer at the Closing, or in any other information or materials delivered by the Seller (when read together), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Seller has disclosed to the Buyer all facts and information material to the proposed purchase of the Schuster Units that are known to Seller.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer represents and warrants to the Seller that the statements contained in this Article III (as supplemented by the Buyer Disclosure Schedules referenced herein, if any) are true and correct as of the Closing Date and shall survive the Closing and continue in full force and until the fourth anniversary of the Closing Date.
3.1 Organization. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oklahoma.
3.2 Authority. The Buyer has all requisite power and authority, corporate or otherwise, to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by the Buyer in connection with or pursuant to this Agreement (collectively, the “Buyer Documents”). The execution, delivery and performance by Buyer of each Buyer Document have been duly authorized by all necessary action, corporate or otherwise, on the part of Buyer. This Agreement and the other Buyer Documents have been duly executed and delivered by Buyer. This Agreement and the other Buyer Documents are a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3 No Violation. The execution, delivery and performance of the Buyer Documents by the Buyer will not conflict with or result in the breach of any term or provision of, or violate or constitute a default under any charter provision or bylaw or under any material agreement, order or Law to which Buyer is a party or by which Buyer is in any way bound or obligated.
3.4 Governmental Authorizations. Except to the extent required in connection with any of the Governmental Authorizations required on the part of the Seller as described in Section 2.10, or as required by any applicable securities laws, no Governmental Authorization is required on the part of any Buyer in connection with the transactions contemplated by this Agreement.
3.5 Full Disclosure. No representation or warranty of the Buyer contained in this Agreement, and nothing set forth herein or in the exhibits attached hereto, or in any document furnished or to be furnished to the Seller at the Closing, or in any other information or materials delivered by the Buyer to the Seller (when read together), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.
ARTICLE IV
COVENANTS AND AGREEMENTS
4.1 Release of Claims. In consideration for the agreements hereunder and the release obtained hereby, each of the Parties to this Agreement irrevocably and unconditionally release, forever discharge, and covenant not to sue, or bring any other legal action against another Party with respect to any and all claims, damages, liens, or causes of action of any nature, both past and present, known and unknown, foreseen and unforeseen, liquidated or unliquidated which a Party has or which could be asserted on a Party’s behalf by any other person or entity, resulting from or relating to any breach or alleged breach by another Party of a representation or warranty contained in Sections 2.1 – 2.29, 2.33 – 2.35, 3.1 – 3.5 or 3.9 of that certain Membership Interest Purchase Agreement dated as of October 30, 2007 (the “2007 Purchase Agreement”) by and among the Parties, except for claims arising from fraud, willful misconduct or a Party’s indemnification obligations. This mutual release runs to the benefit of all attorneys, agents, employees, officers, directors, shareholders, partners, heirs, assigns, and legal representatives of the Parties. It is acknowledged that all Parties are receiving consideration pursuant to the terms of this Agreement and that this release is binding on all Parties. This release does not release Buyer from any payment or compensation obligation under any employment agreement with Michael Schuster and does not relate to or include First Physicians Realty Group, LLC.
4.2 Termination of Certain Provisions of the 2007 Purchase Agreement. The Parties hereby agree that the following sections of the 2007 Purchase Agreement are terminated in their entirety and the covenants and agreements contained therein shall be of no further force or effect: Sections 5.1, and 5.7. Section 5.2 of the 2007 Purchase Agreement shall be terminated and the employment arrangement is set forth in a letter agreement dated of even herewith between Michael Schuster, Buyer and First Physicians Realty Group, LLC. It is acknowledged that Seller is not obligated to return any stock of TIGroup for any reason.

4.3 Lock-Up. Seller agrees that she will not make or cause any sale of TIGroup’s common stock, par value $0.01 per share (the “Common Stock”) received by Seller in conjunction with the transactions contemplated by the 2007 Purchase Agreement prior to January 1, 2010 without TIGroup’s prior written consent, except in conjunction with a firmly-underwritten public offering of TIGroup’s Common Stock or other equity interest of TIGroup registered under the Securities Act of 1933, as amended (the “Securities Act”), by a nationally-recognized investment bank resulting in at least US $25 Million in net proceeds (after underwriting discount) to TIGroup (the “Public Offering”), in which Seller is invited to participate in the sole discretion of TIGroup, provided, however, that neither TIGroup nor any underwriter shall be obligated to include any of Seller’s shares of Common Stock or other equity interest in TIGroup in a Public Offering.
4.4 Publicity. The Buyer and Seller will cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated hereby. Neither the Buyer nor Seller will issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated hereby without giving the other Parties a reasonable opportunity to comment on such release or announcement in advance, consistent with applicable law and stock market requirements. Notwithstanding the foregoing, nothing contained in this Agreement will prohibit Buyer from making any disclosure required pursuant to applicable securities Laws.
4.5 Transaction Costs. Each of Buyer and Seller will pay all of their transaction costs and expenses (including legal, accounting and other professional fees) that it incurs in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

ARTICLE V
MISCELLANEOUS
5.1 Notices. All notices and other communications under this Agreement must be in writing and will be deemed given (a) when delivered personally; (b) on the fifth business day after being mailed by certified mail, return receipt requested; or (c) the next business day after delivery to a recognized overnight courier, to the Parties at the following addresses (or to such other address or facsimile number as such Party may have specified by notice given to the other Party pursuant to this provision):

if to the Buyer to:	with copies (which will not constitute notice) to:

Rural Hospital Acquisition, LLC.	K&L Gates, LLP
3555 N.W. 58th Street, Suite 700	1717 Main Street, Suite 2800
Oklahoma City, OK 73112	Dallas, Texas 75201
Attention: CEO	Attention: I. Bobby Majumder

if to the Seller to:	with copies (which will not constitute notice) to:

Carol Schuster	Day Edwards Propester & Christensen, P.C.
2304 Old Farm Road	2900 Oklahoma Tower
Edmond, Oklahoma 73013	210 Park Avenue
Oklahoma City, Oklahoma
Attention: J. Clay Christensen
5.2 Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, or to defend against any of the foregoing actions, the prevailing Party will be entitled to recover reasonable attorneys’ fees and costs incurred in connection therewith.
5.3 Brokers. Each Party to this Agreement represents to the other Party that it has not incurred and will not incur any liability for brokers’ or finders’ fees or agents’ commissions in connection with this Agreement or the transactions contemplated hereby, except as expressly provided herein.
5.4 Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, each of which will remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in a manner materially adverse to any Party.
5.5 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (.pdf)) for the convenience of the Parties hereto, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
5.6 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and will not in any way affect the meaning or interpretation of this Agreement.
5.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by a Party without the prior written consent of the other Parties and any purported assignment or delegation in violation thereof will be null and void; except that Buyer may assign its rights and obligations under this Agreement to any of its direct or indirect subsidiaries, or any successor to its business. This Agreement is not intended to confer any rights or benefits on any Person other than the Parties hereto.

5.8 Entire Agreement, Amendment. This Agreement and the related documents contained as Exhibits and Schedules hereto or expressly contemplated hereby contain the entire understanding of the Parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. All statements of the Seller contained in any Schedule, certificate or other Seller Document required under this Agreement to be delivered in connection with the transactions contemplated hereby will constitute representations and warranties of the Seller under this Agreement. The Exhibits, Schedules and recitals to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement is sought.
5.9 Specific Performance, Remedies Not Exclusive. The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all required actions on its part necessary to consummate the transactions contemplated hereby, will cause irreparable injury to the other Parties for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement or otherwise conferred upon or reserved to any Party is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity, and the same will be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as such Party may deem expedient.
5.10 GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF OKLAHOMA, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
5.11 Submission to Jurisdiction. Each of the Parties submits to the exclusive, mandatory jurisdiction of any state or federal court sitting in Oklahoma City, Oklahoma, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

5.12 Drafting. The language in all parts of this Agreement will be interpreted, in all cases, according to its fair meaning and not for or against any Party hereto. Each Party acknowledges that it and its legal counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party will not be employed in the interpretation of this Agreement.
5.13 Usage. Whenever the plural form of a word is used in this Agreement, it will include the singular form of that word. Whenever the singular form of a word is used in this Agreement, it will include the plural form of that word. The term “or” will not be interpreted as excluding any of the items described. The term “include” or any derivative of such term does not mean that the items following such term are the only types of such items.
5.14 Survival. Sections 1.2 and 1.5, and Articles IV and V shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby indefinitely. Articles II and III shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms set forth therein.
5.15 Certain Definitions. For purposes of this Agreement:
(a) The term “Person” means an individual, corporation, partnership, Governmental Entity or other entity.
(b) the term “Affiliate” means, with respect to a specified Person, any other Person or member of a group of Persons acting together that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person.
(c) the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
(d) the terms “knowledge” and “known” and words of similar import mean:
(i) the Seller will be deemed to have “knowledge” of a particular matter, and the particular matter will be deemed to be “known” by the Seller as actual knowledge of such matter or would reasonably be expected to have knowledge of such matter following reasonable inquiry of the appropriate employees and agents of the Seller, and the Seller will be deemed to have “knowledge” of a particular matter, and the particular matter will be deemed to be “known” by the Seller if Seller has such “knowledge” or is so deemed to “know.”
(ii) the Buyer will be deemed to have “knowledge” of a particular matter, and the particular matter will be deemed to be “known” by Buyer, if any director, officer or any supervisory level employee of Buyer has actual knowledge of such matter or would reasonably be expected to have knowledge of such matter following reasonable inquiry of the appropriate employees and agents of Buyer.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Closing Date.

THE BUYER: RURAL HOSPITAL ACQUISITION, LLC, an Oklahoma Limited Liability Company
By:
	Name:	David Hirschhorn
	Title:	Manager

THE SELLER: CAROL SCHUSTER

Carol Schuster

ADDITIONAL PARTIES: TRI-ISTHMUS GROUP, INC
By:
	Name:	David Hirschhorn
	Title:	President and Chief Executive Officer

SURGICAL CENTER ACQUISITION HOLDINGS, INC
By:

	Name:	David Hirschhorn
	Title:	President

RHA TISHOMINGO, LLC, an Oklahoma Limited Liability Company

By:	RURAL HOSPITAL ACQUISITION, L.L.C., an Oklahoma limited liability company, its manager
By:

		Name:	David Hirschhorn
		Title:	Manager

RHA STROUD, LLC, an Oklahoma Limited Liability Company

By:	RURAL HOSPITAL ACQUISITION, L.L.C., an Oklahoma limited liability company, its manager
By:

		Name:	David Hirschhorn
		Title:	Manager

RHA ANADARKO, LLC, an Oklahoma Limited Liability Company

By:	RURAL HOSPITAL ACQUISITION, L.L.C., an Oklahoma limited liability company, its manager
By:

		Name:	David Hirschhorn
		Title:	Manager

MICHAEL SCHUSTER

Michael Schuster